EXHIBIT 99.1

CONTACTS	For: Jennifer Weingartner
From: Tony DeFazio	Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Surpasses $700 Million in Total Portfolio Acquisitions

CINCINNATI, OH, July 31, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of Rivergate shopping center, a 207,567 square foot shopping center anchored by a Publix grocery store. Rivergate is located in Macon, Georgia. Rivergate is currently 84 percent occupied. When combined with the Publix lease, 71 percent of the rents for the shopping center are derived from national tenants.

The acquisition of Rivergate brings the Company’s total portfolio to 48 properties with 19 leading grocers in 18 states, with a portfolio aggregate purchase price of approximately $706 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of July 31, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 48 grocery-anchored shopping centers totaling approximately 5.15 million square feet. For more information on the Company, please visit the website at www.phillipsedison-arc.com.

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